Exhibit 99.1

EVERI REPORTS 2020 FIRST QUARTER RESULTS

Las Vegas - June 2, 2020 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of gaming products, financial technology and player loyalty solutions to the gaming industry, today reported financial results for the first quarter ended March 31, 2020.
First Quarter 2020 Highlights
•Results impacted by the March casino closures due to the COVID-19 pandemic
•Company took swift action to increase liquidity and reduce cash outflows
•Revenue was $113.3 million compared to $123.8 million a year ago
•Net loss was $13.5 million, or a loss of $(0.16) per diluted share, inclusive of a $7.4 million pre-tax loss on extinguishment of debt, compared to net income of $5.9 million, or $0.08 per diluted share, in the prior year
•Adjusted EBITDA, a non-GAAP financial measure, was $52.3 million compared to $61.3 million a year ago
•Free Cash Flow, a non-GAAP financial measure, was $18.4 million compared to $21.2 million in the prior year
Michael Rumbolz, Chief Executive Officer of Everi, said, “The significant improvement in our operating metrics in the first two months of 2020, including revenue, earnings and cash flow, demonstrates the strength in our business prior to the outbreak of the COVID-19 pandemic. Our performance during that time, which included a 21% year-over-year increase in the daily win per unit of our installed base and a 17% year-over-year increase in the total number of cash access transactions in our FinTech business for January and February, offers clear evidence of our operating momentum and contributed to the margin improvement we experienced. Since the onset of the pandemic and the resulting closure of our customers’ casinos in mid-March, our attention has been on addressing the impact on our employees and their families, our customers and our Company. We acted aggressively to preserve cash and improve our liquidity position to allow the Company to achieve our long-term goals as our customers’ operations begin to reopen. These actions included dramatically reducing our near-term cash burn rate, accessing the capital markets in April for an incremental $125 million term loan and amending certain financial covenants of our existing credit agreement.

“As a result of these early actions, we believe Everi has the foundation and financial flexibility to both withstand this current disruption and further our product innovation as the industry and broader economy recover from the pandemic impact. As casinos have now begun to reopen across the country, we are working to support our customers and have started a phased approach to bring our employees back to work. We believe we have unique high-value FinTech and Games solutions that will help our customers address the new operating environment as they begin to reopen. We continued to provide in-demand services to customers during their property closures — primarily related to our player loyalty and cash access solutions — which are experiencing increased interest. These solutions, together with our player-popular gaming content, help address casino operators’ near-term needs as they reopen and will help us regain the revenue, earnings and cash flow momentum we consistently demonstrated prior to the COVID-19 outbreak.”
Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2020	2019
	(in millions, except per share amounts)
Revenues	$113.3	$123.8

Operating income (1)	$10.4	$25.9

Net (loss) income (1)(2)	$(13.5)	$5.9

Net (loss) earnings per diluted share (1)(2)	$(0.16)	$0.08

Diluted shares outstanding	84.6	75.3

Adjusted EBITDA (3)	$52.3	$61.3

Free Cash Flow (3)	$18.4	$21.2

Principal amount of outstanding debt	$1,055.9	$1,180.7

Total Net Debt (4)	$1,005.9	$1,130.7
(1) Operating income, net loss and net loss per share for the three months ended March 31, 2020, included $1.3 million of foreign exchange losses associated with the repatriation of foreign cash balances and $0.3 million of costs related to the purchase of certain assets from Micro Gaming Technology, Inc., which closed on December 24, 2019. Operating income, net income and net earnings per diluted share for the three months ended March 31, 2019, included approximately $0.5 million of operating expense related to the acquisition of certain player loyalty assets and other non-recurring professional service fees.
(2) Net loss and net loss per share for the three months ended March 31, 2020, included a $7.4 million loss on extinguishment of debt associated with the early redemption and repurchase of unsecured notes.
(3) For a reconciliation of net (loss) income to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.
(4) Total Net Debt, a non-GAAP measure, is the principal amount outstanding of our senior secured term loan, the senior secured revolving credit facility, and the senior unsecured notes, less cash and cash equivalents or $50 million, whichever is smaller, as provided in the Company’s Credit Facility. For a reconciliation of principal amount outstanding debt to Total Net Debt, see the Unaudited Calculation of Total Net Debt Leverage Ratio at the end of this release.

First Quarter 2020 Results Overview
The operating results for the three-month period ended March 31, 2020, presented below reflect the impact of casino closures in March as a result of the COVID-19 pandemic, which resulted in revenues declining to essentially zero following these closures. The Company acted swiftly to reduce costs by furloughing approximately 80% of its employees, instituting pay cuts for its remaining employees (including the CEO and Board of Directors electing to reduce their salary and director fees to zero), eliminating discretionary and non-critical costs, and cancelling or delaying substantially all near-term capital expenditures. These cost reductions did not have a material impact on the Company’s results of operations or financial position until the beginning of the second quarter.
While revenues increased substantially in the first two months of the first quarter of 2020 compared to the comparable two-month year-ago period, revenues for the full-quarter period decreased 8% to $113.3 million, from $123.8 million in the first quarter of 2019.Games and FinTech segment revenues were $57.3 million and $56.0 million, respectively, for the first quarter of 2020.
Operating income declined to $10.4 million for the first quarter of 2020 compared to $25.9 million in the prior-year period. Net loss was $13.5 million, or a loss of $(0.16) per diluted share, which included the impact of a $7.4 million pre-tax loss on the extinguishment of debt related to the early partial redemption and repurchase of a portion of the Company’s senior unsecured notes in January and March 2020, compared with net income of $5.9 million, or earnings of $0.08 per diluted share, in the first quarter of 2019.
Adjusted EBITDA for the first quarter of 2020 was $52.3 million compared to $61.3 million in the first quarter of 2019. Games and FinTech segment Adjusted EBITDA were $28.5 million and $23.8 million, respectively, for the three months ended March 31, 2020, compared with Adjusted EBITDA of $33.1 million and $28.2 million, respectively, for the three months ended March 31, 2019.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2020	2019
	(in millions, except unit amounts and prices)
Revenues	$57.3	$67.5

Operating (loss) income (1)	$(5.4)	$3.1

Adjusted EBITDA (2)	$28.5	$33.1

Unit sales:
Units sold	616	1,259
Average sales price ("ASP")	$17,526	$17,361

Gaming operations installed base:
Average units installed during period:
Average units installed	14,793	13,634
Approximate daily win per unit ("DWPU") (3)	$30.13	$31.76

Units installed at end of period:
Class II	8,872	9,218
Class III	5,979	4,426
Total installed base	14,851	13,644

Installed base — Oklahoma	6,277	6,400
Installed base — non-Oklahoma	8,574	7,244
Total installed base	14,851	13,644

Premium units	5,715	3,004
(1) Operating income for the three months ended March 31, 2020, included $0.1 million of foreign exchange losses associated with the repatriation of foreign cash balances. Operating income for the three months ended March 31, 2019, included the impact of approximately $0.2 million related to certain non-recurring professional fees.
(2) For a reconciliation of net (loss) income to Adjusted EBITDA, see the Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.
(3) Approximate daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
2020 First Quarter Games Segment Highlights
Games segment revenues were $57.3 million compared to $67.5 million in the first quarter of 2019.
Revenues from gaming operations increased to $45.7 million from $44.3 million in the prior-year period. The year-over-year improvement primarily reflects a 1,207-unit year-over-year increase in the installed base at period end, as well as a 21% year-over-year improvement in the estimated daily win per unit (“DWPU”) for the first two months of the quarter, offset by a year-over-year decline in the DWPU in March.
•DWPU was $30.13 in the first quarter of 2020 compared to $31.76 in the prior-year period. The 21% year-over-year increase in January and February partially reflects improvements in overall unit performance following the Company’s investments in design and development of new games and cabinets, capital investments to refresh and upgrade a significant portion of the installed base over the last several years and growth in premium unit placements. This two-month improvement was offset by a decline in March reflecting the closure of casinos due to the COVID-19 pandemic.
•The installed base at March 31, 2020 increased by 1,207 units year over year to a record quarter-end level of 14,851 units and grew by 140 units on a quarterly sequential basis, primarily reflecting the continued expansion of premium units within the installed base. The installed base growth in the quarter includes the impact from the net removal of 172 Class II units as a result of a customer converting their casino from leased Class II gaming machines to owned Class III gaming machines.
•The premium portion of the installed base rose by 2,711 units year over year to 5,715 units, which was 555 units higher on a quarterly sequential basis. Premium units now represent 38% of the installed base compared with 22% at March 31, 2019. Wide-area progressive (“WAP”) units, a subcomponent of premium units, grew by 242 units year over year and by 41 units on a quarterly sequential basis to 965 units at March 31, 2020.
•Interactive revenues were $1.1 million compared to $1.0 million a year ago.
•Revenues from the New York Lottery business were $4.8 million compared to $4.7 million in the prior-year period, partially reflecting the higher rate earned under the new 10-year agreement.
Revenues generated from the sale of gaming units and other related parts and equipment totaled $11.6 million in the first quarter of 2020 compared to revenues of $23.1 million in the prior-year period.
•The Company sold 616 units in the first quarter of 2020 compared with 1,259 units in the first quarter of 2019.
•The average selling price (“ASP”) was $17,526 compared with $17,361 in the prior-year period.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2020	2019
	(in millions, unless otherwise noted)
Revenues	$56.0	$56.3

Operating income (1)	$15.8	$22.8

Adjusted EBITDA (2)	$23.8	$28.2

Aggregate dollar amount processed (in millions):
Cash advance	$1,705.5	$1,863.0
ATM	$4,918.0	$5,296.5
Check warranty	$366.5	$330.1

Number of transactions completed (in millions):
Cash advance	2.7	2.9
ATM	22.7	24.8
Check warranty	1.0	0.9
(1) Operating income for the three months ended March 31, 2020, included $1.2 million of foreign exchange losses associated with the repatriation of foreign cash balances and $0.3 million of costs related to the purchase of certain assets from Micro Gaming Technology, Inc., which closed on December 24, 2019. Operating income for the three months ended March 31, 2019, included the impact of approximately $0.3 million of non-recurring operating expenses related to the acquisition of certain player loyalty assets and other professional service fees.
(2) For a reconciliation of net (loss) income to Adjusted EBITDA, see the Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA and to Free Cash Flow at the end of this release.
2020 First Quarter Financial Technology Solutions Segment Highlights
FinTech revenues were $56.0 million in the first quarter of 2020 compared to $56.3 million in the prior-year period. Revenue from player loyalty and marketing operations acquired in March 2019 and December 2019 contributed $6.5 million and $0.5 million in the first quarter of 2020 and 2019, respectively.
•Revenues from cash access services, including ATM, cash advance and check services, were $37.0 million compared with $40.8 million in the first quarter of 2019. Revenues in January and February were driven by a 17% increase in the number of cash access transactions and a 19% increase in the total value of transactions processed, offset by a decline in March due to the closure of casinos. The growth in January and February reflected increases in the number and value of transactions processed on a same-store basis, new customer wins from competitive bid processes, and new casino openings and expansions compared with the year-ago period.
•Equipment sales revenues were $6.4 million in the first quarter of 2020 compared to $7.0 million in the first quarter of 2019. Sales of player loyalty and marketing kiosks contributed $1.4 million in the first quarter of 2020.
•Revenues from information services and other, which includes kiosk maintenance, player loyalty and compliance software sales and support, CentralCredit™ service, and other revenues, were $12.7 million compared to $8.5 million in the first quarter of 2019. The increase primarily reflects $5.1 million of software sales and recurring software license support for the player loyalty and marketing business compared with revenue of $0.5 million in the year-ago period.

Balance Sheet and Liquidity
•At March 31, 2020, the Company had cash and cash equivalents of $49.9 million. The Net Cash Position, a non-GAAP measure, which nets settlement liabilities and settlement receivables from cash and cash equivalents, was $40.4 million.
•The Company amended its Existing Credit Agreement (the “Amended Term Loan”) in April 2020 to provide for changes to certain covenant provisions, including, but not limited to: eliminating the financial maintenance covenant related to senior secured leverage for each of the remaining quarters in 2020; modifying the compliance threshold in each of the quarters thereafter; and making changes that limit the Company’s ability to make certain restricted payments and designate unrestricted subsidiaries.
•To further supplement its liquidity position, in April 2020, the Company successfully completed a new First Lien Term Loan (the “Incremental Term Loan”) in the amount of $125 million. The Incremental Term Loan has a maturity concurrent with the May 2024 maturity date under the existing Senior Secured Credit Facility and an interest rate of LIBOR plus 1050 basis points with a 1% LIBOR floor. After fees, discounts and expenses associated with the Incremental Term Loan and the Amended Term Loan transactions, the Company received approximately $118 million in net proceeds.
•Pro forma for the new borrowing of the Incremental Term Loan, the Company would have had $1.18 billion in principal outstanding debt at March 31, 2020.
2020 Outlook
As previously disclosed, due to the COVID-19 pandemic and the ongoing uncertainty regarding its magnitude and duration, Everi has withdrawn the 2020 financial outlook it provided on March 2, 2020.
“As casinos across the country begin to reopen and return to normalized operations over time, we believe our product development innovation initiatives together with our consistency in operational execution will drive the long-term enhancement of shareholder value,” said Rumbolz.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2020 first quarter results at 5:00 p.m. ET today. The conference call may be accessed live by phone by dialing +1 (323) 794-2423. A replay of the call will be available beginning at 8:00 p.m. ET today and may be accessed by dialing +1 (412) 317-6671; the PIN number is 5912266. A replay will be available until June 9, 2020. The call will also be webcast live and archived on the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, and Total Net Debt and Total Net Debt Leverage Ratio, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA, and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, basic and diluted earnings per share, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP. Total Net Debt and Total Net Debt Leverage Ratio should be read in conjunction with principal face value of debt outstanding and cash and cash equivalents.

We define Adjusted EBITDA as earnings before interest, loss on extinguishment of debt, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, the write-down of assets, certain purchase accounting adjustments, other non-recurring professional service fees, and the litigation accrual. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net (loss) income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define (i) Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position to illustrate the impact on cash and cash equivalents of the timing of our receipt of payments for settlement receivables and the timing of our payments to customers for settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and related requirements, both on a short-term and long-term basis.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
We define Total Net Debt as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents or $50 million, whichever is smaller. Total Net Debt Leverage Ratio, as used herein, represents Total Net Debt divided by Adjusted EBITDA for the trailing twelve-month period. We present Total Net Debt and Total Net Debt Leverage Ratio as management monitors these items in evaluating our overall liquidity, financial flexibility and leverage, as well as our financial position relative to our credit agreements. Management believes that investors find these useful in evaluating the Company’s overall liquidity.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “designed to,” “in an effort to,” “will provide,” “look forward to,” or “will” and similar expressions to identify forward-looking statements. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future events or performance. Actual results may differ materially from those contemplated in these statements, due to risks and uncertainties. Examples of forward-looking statements include, among others, statements the Company makes regarding (a) its ability to execute on key initiatives and deliver ongoing improvements; accelerate Free Cash Flow generation and improve the Company’s capital structure; integrate acquisitions and achieve future growth; drive growth of the gaming operations installed base and DWPU; continue expanding the portions of the gaming floor the Company’s games address; and create incremental value for its shareholders and (b) its expectations for the reopening of casinos, including the related public health confidence and availability of discretionary spending income of casino patrons and its ability to withstand the current disruption, further product innovation, address customer needs in the new operating environment, regain revenue, earnings, and cash flow momentum and to enhance shareholder value in the long-term.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are often difficult to predict and many of which are beyond our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the extent and duration of the impact of the ongoing COVID-19 global pandemic on our business, operations and financial condition, our history of net losses and our ability to generate profits in the future; including (a) actions taken by federal, state, tribal and municipal governmental and regulatory agencies to contain the COVID-19 public health emergency or mitigate its impact, (b) the direct and indirect economic effects of COVID-19 and measures to contain it, including directives, orders or similar actions by federal, state, tribal and municipal governmental and regulatory agencies to regulate freedom of movement and business operations such as travel restrictions, border closures, business closures, limitations on public gatherings, quarantines and shelter-in-place orders as well as reopening guidance related to capacity restrictions for casino operations, social distancing, hygiene and reopening safety protocols, and (c) potential adverse reactions or changes to employee relationships in response to the furlough and salary reduction actions taken in response to COVID-19; changes in global market, business and regulatory conditions arising as a result of the COVID-19 global pandemic; our substantial leverage and the related covenants that restrict our operations; our ability to generate sufficient cash to service all of our indebtedness, fund working capital, and capital expenditures; our ability to withstand unanticipated impacts of a pandemic outbreak of uncertain duration; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to maintain our current customers; our ability to compete in the gaming industry; our ability to execute on mergers, acquisitions and/or strategic alliances, including the timing and closing of acquisitions and our ability to integrate and operate such acquisitions consistent with our forecasts; our ability to access the capital markets to raise funds; expectations regarding our existing and future installed base and win per day; expectations regarding development and placement fee arrangements; inaccuracies in underlying operating assumptions; expectations regarding customers’ preferences and demands for future gaming offerings; expectations regarding our product portfolio; the overall growth of the gaming industry, if any; our ability to replace revenue associated with terminated contracts; margin degradation from contract renewals; technological obsolescence; our ability to comply with the Europay, MasterCard and Visa global standard for cards equipped with security chip technology; our ability to introduce new products and services, including third-party licensed content; gaming establishment and patron preferences; our ability to prevent, mitigate or timely recover from cybersecurity breaches, attacks and compromises; the level of our capital expenditures and product development; anticipated sales performance; employee turnover; national and international economic conditions; changes in gaming regulatory, card association and statutory requirements; regulatory and licensing difficulties that we may face; competitive pressures in the gaming and financial technology sectors; the impact of changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; unanticipated expenses or capital needs and those other risks and uncertainties discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 2, 2020 and our Form 10-Q filed today, June 2, 2020. Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and speak only as of the date hereof.
This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2019, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi (NYSE: EVRI) is a leading supplier of imaginative entertainment and trusted technology solutions for the casino, interactive, and gaming industry. With a focus on both customers and players, the Company develops entertaining games and gaming machines, gaming systems and services, and is the preeminent and most comprehensive provider of core financial products and services, player loyalty tools and applications, and intelligence and regulatory compliance solutions. Everi’s mission is to provide casino operators with games that facilitate memorable player experiences, offer seamless and secure financial transactions for casinos and their patrons, and deliver software tools and applications to improve casino operations efficiencies and fulfill regulatory compliance requirements. Everi provides these products and services in its effort to help make customers successful. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.
CONTACTS
Investor Relations
Everi Holdings Inc.
William Pfund
VP, Investor Relations
702-676-9513 or william.pfund@everi.com

JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE (LOSS) INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues
Games revenues
Gaming operations	$45,686	$44,286
Gaming equipment and systems	11,583	23,087
Gaming other	21	54
Games total revenues	57,290	67,427
FinTech revenues
Cash access services	36,973	40,832
Equipment	6,351	7,028
Information services and other	12,694	8,488
FinTech total revenues	56,018	56,348
Total revenues	113,308	123,775
Costs and expenses
Games cost of revenues
Gaming operations	4,545	4,124
Gaming equipment and systems	6,824	12,529
Games total cost of revenues	11,369	16,653
FinTech cost of revenues
Cash access services	3,555	2,697
Equipment	3,891	4,330
Information services and other	873	958
FinTech total cost of revenues	8,319	7,985
Operating expenses	39,272	34,648
Research and development	8,355	7,531
Depreciation	16,243	14,789
Amortization	19,324	16,297
Total costs and expenses	102,882	97,903
Operating income	10,426	25,872
Other expenses
Interest expense, net of interest income	17,499	20,400
Loss on extinguishment of debt	7,378	—
Total other expenses	24,877	20,400
(Loss) income before income tax	(14,451)	5,472
Income tax benefit	(997)	(388)
Net (loss) income	(13,454)	5,860
Foreign currency translation, net of tax	(1,958)	504
Comprehensive (loss) income	$(15,412)	$6,364

	Three Months Ended March 31,
	2020	2019
(Loss) earnings per share
Basic	$(0.16)	$0.08
Diluted	$(0.16)	$0.08
Weighted average common shares outstanding
Basic	84,624	70,334
Diluted	84,624	75,256

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(13,454)	$5,860
Adjustments to reconcile net (loss) income to cash used in operating activities:
Depreciation	16,243	14,789
Amortization	19,324	16,297
Non-cash lease expense	1,056	983
Amortization of financing costs and discounts	854	890
Loss on sale or disposal of assets	87	513
Accretion of contract rights	2,170	2,122
Provision for bad debts	3,750	2,864
Deferred income taxes	(1,175)	(513)
Reserve for inventory obsolescence	362	441
Loss on extinguishment of debt	7,378	—
Stock-based compensation	2,483	1,773
Changes in operating assets and liabilities:
Settlement receivables	67,604	(175,748)
Trade and other receivables	15,846	(12,385)
Inventory	(13,131)	57
Other assets	856	(17,739)
Settlement liabilities	(221,832)	19,931
Other liabilities	(19,257)	27,677
Net cash used in operating activities	(130,836)	(112,188)
Cash flows from investing activities
Capital expenditures	(22,507)	(22,194)
Acquisitions, net of cash acquired	(10,000)	(20,000)
Proceeds from sale of property and equipment	30	33
Placement fee agreements	(585)	(5,329)
Net cash used in investing activities	(33,062)	(47,490)
Cash flows from financing activities
Borrowings under revolving credit facility	35,000	—
Repayments of unsecured notes	(89,619)	—
Repayments of credit facility	(13,500)	(2,050)
Fees associated with prepayment of debt	(6,491)	—
Proceeds from exercise of stock options	1,642	4,686
Treasury stock	(42)	(15)
Net cash (used in) provided by financing activities	(73,010)	2,621
Effect of exchange rates on cash and cash equivalents	(2,592)	(343)
Cash, cash equivalents and restricted cash
Net decrease for the period	(239,500)	(157,400)
Balance, beginning of the period	296,610	299,181
Balance, end of the period	$57,110	$141,781

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At March 31,	At December 31,
	2020	2019
Cash available
Cash and cash equivalents (1)	$49,941	$289,870
Settlement receivables	1,897	70,282
Settlement liabilities	(11,440)	(234,087)
Net Cash Position	40,398	126,065

Undrawn revolving credit facility	—	35,000

Net Cash Available	$40,398	$161,065
(1) Cash and cash equivalents at December 31, 2019, included approximately $91.2 million that was used on January 6,2020, to pay down $84.5 of senior unsecured notes, the accrued and unpaid interest thereon, and the related fees and early redemption premium associated with the transaction.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA AND TO FREE CASH FLOW
(In thousands)

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
	Games	FinTech	Total	Games	FinTech	Total
Net (loss) income			$(13,454)			$5,860
Income tax benefit			(997)			(388)
Loss on extinguishment of debt			7,378			—
Interest expense, net of interest income			17,499			20,400
Operating (loss) income	$(5,392)	$15,818	$10,426	$3,104	$22,768	$25,872

Plus: depreciation and amortization	30,313	5,254	35,567	27,156	3,930	31,086
EBITDA	$24,921	$21,072	$45,993	$30,260	$26,698	$56,958

Non-cash stock compensation expense	1,286	1,197	2,483	557	1,216	1,773
Accretion of contract rights	2,170	—	2,170	2,122	—	2,122
Foreign exchange loss	83	1,199	1,282	—	—	—
Asset acquisition expense, non-recurring professional fees and other	—	350	350	186	271	457
Adjusted EBITDA	$28,460	$23,818	$52,278	$33,125	$28,185	$61,310

Cash paid for interest			(10,855)			(12,470)
Cash paid for capital expenditures			(22,507)			(22,194)
Cash paid for placement fees			(585)			(5,329)
Cash refunded (paid) for income taxes, net			78			(92)
Free Cash Flow			$18,409			$21,225

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CALCULATION OF TOTAL NET DEBT LEVERAGE RATIO
(In thousands, except for ratio)

	Trailing Twelve Months Ended
	March 31, 2020		March 31, 2019
Net (loss) income	$(2,797)		$13,607
Income tax benefit	(1,132)		(9,673)
Loss on extinguishment of debt	7,557		166
Interest expense, net of interest income	74,943		83,094
Operating income	$78,571		$87,194

Plus: depreciation and amortization	136,616		128,428
EBITDA	$215,187		$215,622

Non-cash stock compensation expense	10,566		6,673
Accretion of contract rights	8,758		8,486
Adjustment of certain purchase accounting liabilities	(129)		(550)
Write-down of assets	1,268		2,575
Foreign exchange loss	1,282		—
Asset acquisition expense, non-recurring professional fees and other	886		865
Litigation accrual	6,350		—
Adjusted EBITDA	$244,168		$233,671

Principal amount of outstanding debt(1)	$1,055,881		$1,180,650
Less: cash and cash equivalents (2)	49,941		50,000
Total Net Debt	$1,005,940		$1,130,650
Total Net Debt Leverage Ratio	4.1	x	4.8	x
(1)  Principal amount outstanding of senior secured term loan, the senior secured revolving credit facility and senior unsecured notes.
(2) The Company nets the lesser of cash and cash equivalents or $50 million against principal amount of outstanding debt, as provided in the Company's Amended Credit Facility.